Exhibit 12.1

Exhibit 12.1 Madison River Capital, LLC Computation of Ratio of Earnings to Fixed Charges
                             (dollars in thousands)





                                                1997
                                           ----------------    1998         1999         2000         2001
                                                    Madison   Madison      Madison      Madison      Madison
                                           Mebcom    River     River        River        River        River
                                           ------   -------   -------      -------      -------      -------
Income (loss) before income taxes          1,282     (973)     (2,882)     (13,565)     (56,376)     (79,424)
                                          ------     ----      ------      -------      -------      -------
Fixed charges:
   Interest expense                          409       31       3,893       22,443       61,267       64,624
   Amortization of debt expense             -          -         -            -             592          753
   Rental expense                           -          -         -            -            -            -
                                          ------     ----      ------      -------      -------      -------
Total fixed charges (denominator)            409       31       3,893       22,443       61,859       65,377
                                          ======     ====      ======      =======      =======      =======

Earnings (numerator)                       1,691     (942)      1,011        8,878        5,483       14,047
                                          ======    =====      ======      =======      =======      =======

Ratio of earnings to fixed charges           4.1       -         -            -            -            -
                                          ======    =====      ======      =======      =======      =======
Insufficiency of earnings to cover
  fixed charges                             -         973       2,882       13,565       56,376       79,424
                                          ======    =====      ======      =======      =======      =======